Exhibit 10.8

TRANSLATION

PRODUCTION SHARING AGREEMENT

BETWEEN

SOCIEDADE NACIONAL DE COMBUSTÍVEIS DE ANGOLA

- EMPRESA PÚBLICA (SONANGOL, E.P.)

AND

VAALCO ANGOLA (KWANZA), INC.

SONANGOL PESQUISA E PRODUÇÃO, SA

INTEROIL EXPLORATION AND PRODUCTION ASA

in the

Area of Block 5/06

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Contracting Parties

This Agreement is entered into between:

on the one part:

Sociedade Nacional de Combustíveis de Angola ‑ Empresa Pública (Sonangol, E.P.), hereinafter referred to as "Sonangol", a company with headquarters in Luanda, Republic of Angola, created in accordance with Decree No. 52/76, of 9 June 1976;

and, on the other part:

Vaalco Angola (Kwanza), Inc., a company organized and existing under the laws of the State of Delaware, United States of America, hereinafter referred to as “Vaalco”, with offices and legal representatives in Luanda, Republic of Angola;

Sonangol Pesquisa e Produção, SA , a company organized and existing under the laws of the Republic of Angola, hereinafter referred to as “Sonangol P&P” with offices and legal representatives in Luanda, Republic of Angola;

InterOil Exploration and Production ASA, a company organized and existing under the laws of Norway, hereinafter referred to as “InterOil”, with offices and legal representatives in Luanda, Republic of Angola; and

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Recitals

WHEREAS, through Decree No.__ /_06, of            , the Government of the Republic of Angola, in accordance with the Petroleum Activities Law (Law No. 10/04, of 12 November 2004), has granted Sonangol an exclusive concession for the exercise of the mining rights for prospecting, Exploration, Development and Production of liquid and gaseous hydrocarbons in the Concession Area of Block 5/06;

WHEREAS, under Decree No. __ /06_, of         , the Government has authorized Sonangol to enter into a Production Sharing Agreement for Block 5/06;

WHEREAS, Sonangol, with a view to carrying out the Petroleum Operations necessary to duly exercise such rights and in compliance with the obligations deriving from the Concession Decree, wishes to sign a Production Sharing Agreement with Vaalco, Sonangol P&P,  and InterOil;

WHEREAS, Sonangol, on the one hand, and Vaalco, Sonangol P&P,  and InterOil, on the other hand, have agreed that this Agreement will regulate their mutual rights and obligations in the execution of said Petroleum Operations;

NOW, therefore, Sonangol, on the one hand, and Vaalco, Sonangol P&P ,  and InterOil, on the other hand, agree as follows:

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Article 1

(Definitions)

For the purposes of this Agreement, and unless otherwise expressly stated in the text, certain words and expressions used herein shall have the following meaning, it being understood that reference to the singular includes reference to the plural and vice versa:

1.

“Administration and Services” means the set of activities carried out in support of petroleum operations and shall include, but not be limited to, all activities in general management and common support of petroleum operations such as direction, supervision and related functions required for the overall management of those activities and it shall include, also, among others, housing and feeding of employees, transportation, warehousing, safety, emergency and medical assistance programs, community affairs, accounting and record keeping.

2.	“Affiliate” means:
(a)

a company or any other entity in which any of the Parties holds, either directly or indirectly, the absolute majority of the votes in the shareholders' meeting or is the holder of more than fifty percent (50%) of the rights and interests which confer the power of management on that company or entity, or has the power of management and control over such company or entity;

(b)

a company or any other entity which directly or indirectly holds the absolute majority of votes at the shareholders' meeting or equivalent corporate body of any of the Parties or holds the power of management and control over any of the Parties;

(c)

a company or any other entity in which either the absolute majority of votes in the respective shareholders' meeting or the rights and interests which confer the power of management on said company or entity are, either directly or indirectly, held by a company or any other entity which directly or indirectly holds the absolute majority of votes at the shareholders' meeting or equivalent corporate body of any of the Parties or holds the power of management and control over any of the Parties.

3.	“Angola” means the Republic of Angola.
4.	“Year” or “Civil Year” means a period of twelve (12) consecutive Months according to the Gregorian Calendar beginning on January 1 and ending on December 31.
5.

“Fiscal Year” means a period of twelve (12) consecutive Months according to the Gregorian Calendar which coincides with the Civil Year and relative to which the presentation of fiscal declarations is required under the fiscal or commercial laws of Angola.

6.	“Contract Year” means the period, and successive periods, of twelve (12) consecutive Months according to the Gregorian Calendar beginning on the Effective Date of this Agreement.
7.

“Contract Area” means on the Effective Date the area described in Annex A and shown on the map in Annex B, and thereafter the whole or any part of such area in respect of which Contractor Group continues to have rights and obligations under this Agreement.

8.

”Development Area” means the extent of the whole area, within the Contract Area, capable of production from the deposit or deposits identified in a Commercial Discovery and defined by agreement between Sonangol and the Contractor Group after said Commercial Discovery.

9.	“Appraisal” means the activity carried out after the discovery of a petroleum deposit to better define the parameters of the deposit and determine its commerciality, including namely:
(a)	Drilling of appraisal wells and running depth tests;
(b)	Collecting special geological samples and reservoir fluids;
(c)	Running supplementary studies and acquisition of geophysical and other data, as well as the processing of same data.
10.

“Barrel” means the unit of measure for liquids corresponding to forty‑two (42) United States gallons of Crude Oil, net of basic sediment and water and corrected to a temperature of sixty degrees Fahrenheit (60°F).

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11.	“Operating Committee” means the entity referred to in Article 31.
12.	“National Concessionaire” means Sonangol as the titleholder of the mining rights of prospecting, Exploration, Development and Production of liquid and gaseous hydrocarbons in the Contract Area.
13.

“Joint Account” means the set of accounts kept by Operator to record all receipts, expenditures and other operations which, under the terms of the Agreement, shall be shared between the entities constituting Contractor Group in proportion to their participating interests.

14.	“Agreement” or “the Agreement” means this Production Sharing Agreement executed between Sonangol and Contractor Group, including its Annexes.
15.	“Effective Date” means the first day of the Month next following the Month in which this Agreement is signed by Sonangol and Contractor Group.
16.	“Concession Decree” means Decree No. /___, of , approved by the Council of Ministers as it was published in the Diário da República of Angola No. , I Series, of 2006.
17.	“Commercial Discovery” means the discovery of a Petroleum deposit judged by Contractor Group to be worth developing in accordance with the provisions of the Agreement.
18.	“Development” means the activity carried out in a Development area after the declaration of a Commercial Discovery. Said activity shall include, but not be limited to:
(a)	Geophysical, geological and reservoir studies and surveys;
(b)	Drilling of producing and injection Wells;
(c)

Design, construction, installation, connection and initial testing of equipment, pipelines, systems, facilities, plants, and related activities necessary to produce and operate said Wells, to take, save, treat, handle, store, transport and deliver Petroleum, and to undertake repressuring, recycling and other secondary or tertiary recovery projects.

19.	“Customs Duties” means all charges, contributions or fees established in the respective customs tariffs schedules which are applicable to merchandise imported or exported through customs.
20.	“State” means the State of the Republic of Angola.
21.	“Phase” means the Initial Exploration Phase or the Optional Exploration Phase, as the case may be.
22.	“Initial Exploration Phase” means the period of four (4) Contract Years commencing on the Effective Date of the Agreement, as defined in Article 6.
23.	“Optional Exploration Phase” means the additional period of three (3) Contract Years after the Initial Exploration Phase pursuant to Article 6.
24.	“Force Majeure” means the concept defined in Article 42 of this Agreement.
25.

“Natural Gas” or “Gas” means any hydrocarbons produced from the Contract Area which at a pressure of 14.7 psi and a temperature of sixty degrees Fahrenheit (60ºF) are in a gaseous state at the wellhead, and includes both Associated and Non-Associated Natural Gas, and all of its constituent elements produced from any Well in the Contract Area and all non‑hydrocarbon substances therein. Such term shall include residue gas.

26.

“Associated Natural Gas” or “Associated Gas” means Natural Gas which exists in a reservoir in solution with Crude Oil and includes what is commonly known as gas cap gas which overlies and is in contact with Crude Oil.

27.	“Non‑Associated Natural Gas” or “Non-Associated Gas” means that part of Natural Gas which is not Associated Natural Gas.
28.	“Government” means the Government of the Republic of Angola.

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29.

“Contractor Group” means Vaalco, Sonangol P&P,  and InterOil and their possible assignees under Article 38, designated collectively except as otherwise provided herein. The participating interests of the entities constituting Contractor Group on the Effective Date are:

- Vaalco -	50%

- Sonangol P&P -	20%

- InterOil -	40%
30.	“Law” means the legislation in force in the Republic of Angola.
31.	“Petroleum Activities Law” means Law No.10/04, of 12 November 2004.
32.	“Petroleum Activities Tax Law” means Law No.13/04, of 24 December 2004.
33.	“Litigant” means Sonangol or any entity constituting Contractor Group participating in arbitration proceedings pursuant to Article 42.
34.	“Month” means a calendar month pursuant to the Gregorian Calendar.
35.	“Joint Operations” means all Petroleum Operations carried out jointly in the Contract Area by Contractor Group, excluding sole risk operations provided for in Article 30 of the Agreement.
36.	“Petroleum Operations” means the activities of prospecting, Exploration, Appraisal, Development and Production which constitute the object of the Agreement.
37.	“Operator” is the entity referred to in Article 8.
38.	“Party” means either Sonangol or Contractor Group as Parties to this Agreement.
39.	“Parties” means both Sonangol and Contractor Group whenever jointly referred to.
40.	“Exploration Period” means the period defined in Article 6.
41.	“Production Period” means the period defined in Article 7.
42.

“Exploration” shall include, but not be limited to, namely, such geological, geochemical and geophysical surveys and studies, aerial surveys and others as may be included in Approved Work Plans and Budget, and the drilling of such shot holes, core holes, stratigraphic tests, Wells for the discovery of Petroleum, and other related holes and Wells.

43.	“Petroleum” means Crude Oil, Natural Gas and all other hydrocarbon substances that may be found in and extracted, or otherwise obtained and saved from the Contract Area.
44.

“Crude Oil” means a mixture of liquid hydrocarbons produced from the Contract Area which is in a liquid state at the wellhead or in the separator under normal conditions of pressure and temperature, including distillates and condensate, as well as liquids extracted from the natural gas.

45.	“Well” means a hole drilled into the earth for the purpose of locating, evaluating, producing or enhancing production of Petroleum.
46.

“Appraisal Well” means a Well drilled following a Commercial Well to delineate the physical extent of the accumulation penetrated by such Commercial Well, and to estimate the accumulation reserves and probable Production rates.

47.

“Commercial Well” means the first Well on any geological structure which after testing in accordance with sound and accepted industry Production practices, and verified by SONANGOL, is found through analysis of test results to be capable of producing, from a single reservoir not less than an average rate of one thousand Barrels of Crude Oil per day (1 000 b/d).

TRANSLATION

Contractor Group shall have the right to request to Sonangol that a Well which is within the aforesaid criteria is not to be deemed a Commercial Well. To exercise this right Contractor Group shall timely provide Sonangol information which would evidence that in the particular circumstances of such Well the same should not be deemed a Commercial Well.

Among other factors, consideration shall be given to porosity, permeability, reservoir pressure, Crude Oil saturation and the reservoir recoverable reserves.

Contractor Group has the option to declare a Well a Commercial Well at a producing rate below the one set out above where Contractor Group is of the opinion that the accumulation may produce sufficient Crude Oil to recover the costs and ensure a reasonable return.

48.

“Development Well” means a Well drilled for the purpose of producing or enhancing Production of Petroleum from a Commercial Discovery, and includes the Appraisal Wells completed as producing or injection Wells.

49.	“Exploration Well” means a Well drilled for the purpose of discovering Petroleum, including Appraisal Wells to the extent permitted by Article 17.
50.

“Delivery Point” means the point F.O.B. Angolan loading facility at which Crude Oil reaches the inlet flange of the lifting tankship's intake pipe, or such other point which may be agreed by Sonangol and Contractor Group.

51.	“Market Price” means the price determined for the valuation of the Crude Oil produced from the Contract Area in accordance with Article 6 of the Petroleum Activities Tax Law.
52.

“Production” means the set of activities intended to petroleum extraction, including, but not be limited to, the running, servicing, maintenance and repair of completed wells and of the equipment, pipelines, systems, facilities and plants completed during development, including all activities related to planning, scheduling, controlling, measuring, testing and carrying out the flow, gathering, treating, storing and dispatching of petroleum from the underground petroleum reservoirs to the designated exporting or lifting location, as well as operations for abandonment of facilities and petroleum deposits and related activities.

53.	“Lifting Schedule” means the planned program of Crude Oil liftings by each Party approved by the Operating Committee.
54.

“Production Plan” means the planned profile of Crude Oil output in Barrels per day approved by the Operating Committee in conjunction with the Development and Production Work Plan and Budget for each Development Area, according to Article 19.

55.	“Work Plan and Budget” means either an Exploration Work Plan and Budget or a Development and Production Work Plan and Budget.
56.

“Approved Work Plan and Budget” means either the Exploration Work Plan and Budget or the Development and Production Work Plan and Budget transmitted to Sonangol under Article 31.12, or approved by the Operating Committee under Article 31.11, as the case may be.

57.	“Sonangol” is Sociedade Nacional de Combustíveis de Angola, Empresa Pública (Sonangol, E.P.), an Angolan State Company.
58.	“Quarter” means a period of three (3) consecutive Months starting with the first day of January, April, July or October of each Civil Year.

Article 2

(Annexes to the Agreement)

1.	The present Agreement is complemented by the following Annexes which form an integral part of it:
(a)	Annex A - Description of the Contract Area;
(b)	Annex B - Map of the Contract Area;
(c)	Annex C - Accounting and Financial Procedures;
(d)	Annex D - Corporate Guarantee.

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(e)	Annex E - Financial Guarantee.
2.	In the event of discrepancy between the content or the form of Annexes A and B referred to in paragraph 1, Annex A shall prevail.
3.	In the event of discrepancy between the content or the form of the Annexes referred to in paragraph 1 and the Agreement, the provisions of the Agreement shall prevail.

Article 3

(Object of the Agreement)

The object of this Agreement is the definition, in accordance with Law No. 10/04, of 12 November 2004, and other applicable legislation, of the contractual relationship in the form of the Production Sharing Agreement between Sonangol and Contractor Group for carrying out the Petroleum Operations.

Article 4

(Nature of the relationship between the Parties)

This Agreement shall not be construed as creating between the Parties any entity with a separate juridical personality, or a corporation, or a civil society, a joint venture or even a partnership ("conta em participação").

Article 5

(Duration of the Agreement)

1.

This Agreement shall continue to be in force until the end of the last Production Period or, in case there is no Production Period in the Contract Area, until the end of the Exploration Period, unless prior to that date anything occurs that in the terms of the Law or the applicable provisions of the Agreement or the Law constitutes cause for its termination or for termination of the concession.

2.

The extension of the Exploration or Production Periods referred to in the preceding paragraph beyond the terms provided for in Articles 6 and 7 respectively shall be submitted by Sonangol to the Government under Article 12 of the Petroleum Activities Law.

3.

At the end of the Exploration Period, Contractor Group shall terminate its activities in all areas within the Contract Area which are not at such time part of a Development Area(s); and, except as otherwise provided herein, from that time this Agreement shall no longer have any application to any portion of the Contract Area not then part of a Development Area.

Article 6

(Exploration Period)

1.

Pursuant to the Concession Decree, an Initial Exploration Phase of four (4) Contract Years shall start from the Effective Date. One (1) successive extension of  three (3) Contract Years (the Optional Exploration Phase) may follow the Initial Exploration Phase, provided that Contractor Group notifies Sonangol in writing of such extension, at least thirty (30) days before the end of the Initial Exploration Phase and if, unless otherwise agreed by Sonangol, Contractor Group has fulfilled its obligations in respect of such Phase.

2.

The Agreement shall expire if no Commercial Discovery has been made in the Contract Area by the end of the Initial Exploration Phase or the Optional Exploration Phase, should that be the case. However, the Exploration Period may be extended for six (6) Months for the completion of drilling and testing of any Well actually being drilled or tested at the end of the fourth (4th) and/or seventh (7th) Contract Year, as the case may be.

3.

Should any of the said Wells be a Commercial Well, Contractor Group shall be given sufficient time, as mutually agreed, not exceeding twelve (12) Months, or such longer period as agreed by Sonangol, following the completion of drilling and testing of the Commercial Well to do Appraisal work. Should this work result in a Commercial Discovery then a Development Area shall be granted pursuant to Article 7.

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4.	In the event Contractor Group fails to complete all Exploration Wells foreseen in Article 15 during the Initial Exploration Phase, Contractor Group shall elect one of the following options:
(a)	Complete the remaining Exploration Well(s) in a six (6) Month extension of the Initial Exploration Phase and forego the option to enter into the Optional Exploration Phase;
(b)

Decide to enter into the Optional Exploration Phase being, however, required to complete the Wells relating to the Initial Exploration Phase and to drill the Wells relating to the Optional Exploration Phase.

5.	Operations for the sole account of Sonangol conducted under Article 30 hereof shall not extend the Exploration Period nor affect the term of the Agreement, it being understood that:
(a)	Contractor Group shall complete any work undertaken for Sonangol's sole risk and expense even though the Exploration Period may have expired;
(b)

Contractor Group's completion of the works referred to in the previous subparagraph shall not extend Contractor Group's Exploration Period or Agreement term, except as in the case of Contractor Group exercising the option right mentioned in Article 30.3, hereof;

(c)

During the period Contractor Group is completing the works referred to in subparagraph (a), Contractor Group shall be given authorization to continue such sole risk operations and shall be entitled to all benefits available to Contractor Group pursuant to the Agreement as if the term thereof had not expired.

Article 7

(Production Period)

1.

Following each Commercial Discovery, the extent of the whole area within the Contract Area capable of Production from the deposit or deposits identified in the Well that originated the Commercial Discovery and its related Appraisal Wells, if any, shall be agreed upon by Sonangol and Contractor Group. Each agreed area shall then be converted automatically into a Development Area effective from the date of Commercial Discovery.

Without prejudice to paragraph 2 hereof, there shall be a Production Period for each Development Area which shall be twenty (20) Years from the date of Commercial Discovery in said Development Area. In the event of Commercial Discoveries in deposits which underlie and overlie each other, such deposits shall constitute a single Development Area, and such area shall be defined or redefined as necessary, within the boundaries of the Contract Area, to incorporate all underlying and overlying deposits.

2.

Unless otherwise agreed by Sonangol, any Development Area is considered automatically terminated and, except as otherwise provided in the Agreement, the rights and obligations in said Area are considered terminated if within three (3) Years from the date of Commercial Discovery in said Development Area the first lifting of Crude Oil from said Development Area has not been lifted as part of a regular program of lifting in accordance with the Lifting Schedule.

No later than twelve (12) Months before the end of the Production Period, Contractor Group may request that Sonangol apply for an extension of the Production Period under Article 5.2. If Sonangol does not oppose to said request, it shall discuss the terms and conditions of the extension of the Production Period with the Contractor Group and submit said terms and conditions to the supervising Ministry along with the application to be presented under the Petroleum Activities Law.

Article 8

(Operator)

1.	Contractor Group has the exclusive responsibility for executing the Petroleum Operations, except as provided in Article 30.
2.

Under the Concession Decree, Vaalco is the Operator which carries out Petroleum Operations on a no profit, no loss basis on behalf of the Contractor Group within the Contract Area. Change of operator shall require the prior approval of the Ministry of Petroleum following a proposal from Sonangol.

3.	Any agreement among the Contractor Group companies regarding or regulating the Operator's conduct in relation to this Agreement shall be submitted to Sonangol for comment prior to execution thereof.

TRANSLATION

4.

The Operator will be subject to all of the specific obligations provided for in this Agreement, the Concession Decree and other applicable legislation and, under the general authority of the Operating Committee, shall have the exclusive control and administration of the Petroleum Operations.

5.

The Operator shall be the only entity which, on behalf of Contractor Group and within the limits defined by the Operating Committee, may execute contracts, incur expenses, agree to expense commitments and implement other actions in connection with the conduct of Petroleum Operations.

6.	In the event of the occurrence of any of the following, Sonangol can require Contractor Group to immediately propose another Contractor Group company as Operator:
(a)

if the Operator, by action or omission, commits a serious fault in carrying out its obligations and if this fault is not remedied to the satisfaction of Sonangol within a period of twenty eight (28) days with effect from the date of receipt by the Operator of written notice issued by Sonangol requesting the Operator to remedy such fault (or within a greater period of time if so specified in the notice, or as agreed later by Sonangol);

(b)

if sentence has been passed in court declaring the bankruptcy, liquidation or dissolution of the Operator, or if, in the court action taken in order to obtain such declaration, any interim or conservatory judicial ruling has been made, which prevents Operator from fulfilling its obligations under the Agreement;

(c)	if the Operator undertakes the legal procedures established to prevent bankruptcy or without just cause ceases payment to creditors;
(d)

if the Operator terminates or if there is strong evidence that it intends to terminate its activities or a significant proportion thereof, and, as a result, fails to fulfill its obligations under the Agreement. If said strong evidence that the Operator intends to terminate its activities exists, the Operator shall be given a period of fifteen (15) days with effect from the date of receipt by the Operator of written notice issued by Sonangol, or such greater period of time if so specified in the notice, in which to refute such strong evidence to the satisfaction of Sonangol.

7.

For purposes of this Agreement, “Serious Fault” shall mean inadequate performance by the Operator that substantially violates the technical rules generally accepted in the international petroleum industry and/or the obligations under this Agreement and the Law.

8.

If Contractor Group, in accordance with paragraph 7, does not comply with the obligation to propose another Operator from among its members within thirty (30) days from the date when Sonangol gave notice to Contractor Group to do so, Sonangol may freely propose one of the other Contractor Group entities as Operator or a third-party entity selected by Sonangol, if none of those accept such role.

9.	The Contractor Group must accept the Operator appointed by the Ministry of Petroleum, otherwise it shall be in serious breach of this Agreement.

Article 9

(Petroleum Operations procedures document)

Sonangol and Contractor Group may sign a document (hereinafter referred to as "Petroleum Operations Procedures Document") which will regulate and interpret the contents of this Agreement, which shall be in accordance with the provisions of this Agreement and the Law.

Article 10

(Costs and expenditures)

Except as otherwise provided for in this Agreement, the costs and expenditures incurred in the Petroleum Operations, as well as any losses and risks derived therefrom, shall be borne by the Contractor Group, and Sonangol shall not be responsible to bear or repay any of the aforesaid costs and expenditures.

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Article 11

(Recovery of costs and expenditures)

1.

Under the Petroleum Activities Tax Law, Contractor Group shall recover all Exploration, Development, Production and Administration and Services Expenditures incurred under this Agreement by taking and freely disposing of up to a maximum amount of fifty percent (50%) per Year of all Crude Oil produced and saved from Development Areas hereunder and not used in Petroleum Operations. Such Crude Oil percentage is hereinafter referred to as “Cost Recovery Crude Oil”.

2.

If in any given Year, recoverable costs, expenses or expenditures are less than the maximum value of Cost Recovery Crude Oil the difference shall become part of, and included in the Development Area Profit Oil, as provided for in Article 12.

3.	For the purposes of Article 23.2 (c) I of the Petroleum Activities Tax Law, Development Expenditures in each Development Area shall be multiplied by one point thirty (1.30).
4.

In the event that, in any given Year, recoverable costs, expenses or expenditures exceed the value of Cost Recovery Crude Oil from the relevant Development Area for such Year, the excess shall be carried forward for recovery in the next succeeding Year or Years; but in no case after the termination of the Agreement. In the event that Development Expenditures for a Development Area are not fully recovered within five (5) Years after the commencement of Commercial Production or within five (5) Years after the year in which Development Expenditures are incurred, whichever latter occurs, then Contractor Group’s share of Cost Recovery Crude Oil shall be increased from Year six, based on a method agreed upon by Sonangol and Contractor Group, but not exceeding sixty five per cent (65%) to allow for the recovery of such unrecovered expenditures, provided that Contractor Group has fulfilled all of its contractual obligations to date.

5.

For the purpose of this Agreement, the date on which Commercial Production commences shall mean the date on which the first shipment of Crude Oil from the Contract Area is made under the approved Lifting Schedule.

Article 12

(Production Sharing)

1.

The total Crude Oil produced and saved in a Quarter from each Commercial Discovery and its Development Area and not used in Petroleum Operations less the Cost Recovery Crude Oil from the same Development Area, as provided in Article 11, shall be referred to as “Development Area Profit Oil” or “Profit Oil” and shall be shared between Sonangol and Contractor Group according to the after tax, nominal rate of return achieved at the end of the preceding Quarter by Contractor Group in the corresponding Development Area as follows:

Contractor Group's rate of return for each Development Area (% per annum)	Sonangol Share - %	Contractor Group Share - %
Less than 10	30	70
10 to less than 20	40	60
20 to less than 30	60	40
30 to less than 35	70	30
35 or more	90	10

2.

Beginning at the date of Commercial Discovery, Contractor Group's rate of return shall be determined at the end of each Quarter on the basis of the accumulated compounded net cash flow for each Development Area, using the following procedure:

(a)	The Contractor Group's net cash flow computed in U.S. dollars for a Development Area for each Quarter is:
(i)	The sum of Contractor Group's Cost Recovery Crude Oil and share of Development Area Profit Oil regarding the Petroleum actually lifted in that Quarter at the Market Price;
(ii)	Minus Petroleum Income Tax;
(iii)	Minus Development Expenditures and Production Expenditures;

TRANSLATION

(b)

For this computation, neither any expenditure incurred prior to the date of Commercial Discovery for a Development Area nor any Exploration Expenditure shall be included in the computation of Contractor Group's net cash flow.

(c)	The Contractor Group's net cash flows for each Quarter are compounded and accumulated for each Development Area from the date of the Commercial Discovery according to the following formula:

ACNCF (Current Quarter) =

(100% + DQ) x ACNCF (Previous Quarter) + NCF (Current Quarter)

100%

where:

ACNCF	= accumulated compounded net cash flow
NCF	= net cash flow
DQ	= quarterly compound rate (in percent).

The formula will be calculated using quarterly compound rates (in percent) of 2.41%, 4.66%, 6.78% and 7.79% which correspond to annual compound rates ("DA") of 10%, 20%, 30% and 35%, respectively, as referred to in Article 12.1.

3.

The Contractor Group's rate of return in any given Quarter for each Development Area shall be deemed to be between the largest DA which yields a positive or zero ACNCF and the smallest DA which causes the ACNCF to be negative.

4.

The sharing of Profit Oil from each Development Area between Sonangol and Contractor Group in a given Quarter shall be in accordance with the scale in paragraph 1 above using the Contractor Group's deemed rate of return as per paragraph 3 in the immediately preceding Quarter.

5.

In a given Development Area it is possible for the Contractor Group's deemed rate of return to decline as a result of negative cash flow in a Quarter with the consequence that Contractor Group's share of Profit Oil from that Development Area would increase in the subsequent Quarter.

6.

Pending finalization of accounts, Profit Oil from Development Areas shall be shared on the basis of provisional estimates, if necessary, of deemed rate of return as approved by the Operating Committee. Adjustments shall be subsequently effected in accordance with the procedure to be established by the Operating Committee.

Article 13

(Lifting and Disposal of Crude Oil)

1.

It is the right and the obligation of each of the Parties to separately take at the Delivery Point in accordance with the Lifting Schedule and the procedures and regulations foreseen in the following paragraphs of this Article, its respective Crude Oil entitlements as determined in accordance with this Agreement.

2.

Each of the Parties (and as for Contractor Group, each entity constituting it) shall have the right to proceed separately to the commercialization, lifting and export of the Crude Oil to which it is entitled under this Agreement.

3.

Twelve (12) Months prior to the scheduled initial export of Crude Oil from each Development Area, Sonangol shall submit to Contractor Group proposed procedures and related operating regulations covering the scheduling, storage and lifting of Crude Oil and any other Petroleum produced from such Development Area(s)  The procedures and regulations shall be consistent with the terms of this Agreement and shall comprehend the subjects necessary for efficient and equitable operations including, but not limited to, rights of the Parties, notification time, maximum and minimum quantities, duration of storage, scheduling, conservation, spillage, liabilities of the Parties, throughput fees and penalties, over and underlifting, safety and emergency procedures and any other matters that may be agreed between the Parties.

4.

Contractor Group shall within thirty (30) days after Sonangol's submission in the preceding paragraph, submit its comments on, and recommend any revisions to the proposed procedures and regulations. Sonangol shall analyze these comments and recommendations and the Parties shall, within sixty (60) days after Contractor Group's said submission, agree on such procedures and regulations.

TRANSLATION

5.	In any event, the agreed lifting procedures and regulations, as provided in the previous paragraph, shall always comply with the Law.
6.

In the case of more than one Development Area in the Contract Area or more than one quality of Crude Oil in a Development Area, Sonangol and Contractor Group shall, unless they mutually agree that the Crude Oils should be commingled, lift from each Development Area Crude Oil qualities in proportion to their respective total liftings from the Contract Area. In determining these proportions any Petroleum belonging to Sonangol as a result of operations for Sonangol's account under Article 30 shall be excluded.

Article 14

(Conduct of Petroleum Operations)

1.

With due observance of legal and contractual provisions and subject to the decisions of the Operating Committee, Contractor Group, through the Operator, shall act in the common interest of the Parties and shall undertake the execution of the work inherent in Petroleum Operations in accordance with professional rules and standards which are generally accepted in the international petroleum industry.

2.

Contractor Group, through the Operator, shall carry out the work inherent in Petroleum Operations in an efficient, diligent and conscientious manner and shall execute the Work Plans and Budgets under the best economic and technical conditions and in accordance with professional rules and standards which are generally accepted in the international petroleum industry.

3.

In performing the Petroleum Operations, the Contractor Group, through the Operator, shall use the most appropriate technology and management experience, including its own technology, such as patents, “know-how” and other secret technology, insofar as this is permitted by applicable laws and agreements.

4.	Contractor Group, through the Operator, and its subcontractors shall:
(a)

contract local contractors, as long as their services are similar in quality and availability to those available on the international market and the prices of their services, when subject to the same tax charges, are no more than ten percent (10%) higher compared to the prices charged by foreign contractors for identical services;

(b)

acquire materials, equipment, machinery and consumable goods of national production, insofar as their quantity, quality and delivery dates are similar to those of such materials, equipment, machinery and consumable goods available on the international market. However, such obligation does not apply in those cases in which the local prices for such goods are more than ten percent (10%) higher compared to the prices for imported goods, before charging Customs Duties but after the respective costs for transportation and insurance have been included.

5.

Contractor Group, through the Operator, shall seek competitive bids for any work to be performed pursuant to an Approved Work Plan and Budget if such work is budgeted to exceed two hundred and fifty thousand U.S. dollars (U.S.$ 250,000,000.00). When reviewing such bids, Contractor Group shall select out of the bids which are acceptable to Contractor Group for technical and other operational reasons, the bid with the lowest cost. This decision shall be subject to the provisions of paragraph 3 above and, after the first Commercial Discovery, the approval of the Operating Committee.

6

Operator shall entrust the management of Petroleum Operations in Angola to a technically competent General Manager and Assistant General Manager. The names of such General Manager and Assistant General Manager shall, upon appointment, be given to Sonangol.  The General Manager and, in his absence, the Assistant General Manager, shall be entrusted with sufficient powers to carry out immediately and comply with all lawful written directions given to them by Sonangol or the Government or its or their representatives or any lawful regulations gazetted or hereafter to be gazetted which are applicable to the Petroleum Operations.

7.

Except as is appropriate for the economic and efficient processing of data and laboratory studies thereon in specialized centers outside Angola, geological and geophysical studies as well as any other studies related to the performance of this Agreement, shall be preferentially made in Angola.

8.

In the case of an emergency in the course of the Petroleum Operations requiring an immediate action, Contractor Group, through the Operator, is authorized to take all actions that it deems necessary for the protection of human life, the interests of the Parties and the environment, and shall promptly inform Sonangol of all actions so taken.

TRANSLATION

9.	Any obligations which are to be observed and performed by Contractor Group shall, if Contractor Group comprises more than one entity, be joint and several obligations.
10.

Without prejudice to the provisions of Article 36, the Operator shall have the right to staff the Petroleum Operations with those whom it believes are necessary for efficient administration and operation without the imposition of citizenship or residency requirements.

11.

Sonangol shall provide reasonable assistance to the Contractor Group in obtaining visas, permits and other documents required to enter Angola and residency and work licenses required in connection with the performance of Petroleum Operations. The Contractor Group shall notify Sonangol reasonably in advance of the time necessary for receipt of such permits and licenses and Sonangol shall take steps to arrange for all such permits and licenses to be issued on a timely basis by the appropriate authorities.

Article 15

(Work Obligations during the Exploration Period)

1.

During the Initial Exploration Phase Contractor Group shall perform a 3D seismic program covering one thousand square kilometers (1,000 sq. kms). This seismic program shall begin within six (6) Months of the Effective Date, provided that an appropriate seismic vessel is available.

2.

Contractor Group shall drill to geological horizons defined in the Approved Work Plan and Budget two (2) obligatory Exploration Wells in two (2) different prospects, within the Initial Exploration Phase.

3.

In the event Contractor Group elects to extend the Exploration Period into the Optional Exploration Phase, Contractor Group shall be required to perform a 3D seismic program covering six hundred square kilometers (600 km2) and drill two (2) obligatory Exploration Well (other than Appraisal Well) to geological horizons defined in the Approved Work Plan and Budget.

4.

In the event Contractor Group exceeds the minimum work obligations described in the preceding paragraphs during the Initial Exploration Phase, then such excess shall be credited against the minimum work obligations for the Optional Exploration Phase.

5.

In the event that Contractor Group does not satisfy the minimum work obligations referred to in this Article within the deadlines specified in Article 6, Contractor Group shall be deemed, unless otherwise agreed by Sonangol, to have voluntarily terminated activities and withdrawn from all of the Contract Area not already converted into a Development Area(s).

6.

If Contractor Group relinquishes its rights under this Agreement before performing the seismic program undertaken by it under this Article, Contractor Group is obligated to pay Sonangol an amount equal to twelve million U.S. dollars (U.S$ 12,000,000), less twelve thousand U.S. dollars (U.S.$ 12,000) for each part of the seismic program concluded before said relinquishment.

7.

If Contractor Group goes into the Optional Exploration Phase and relinquishes its rights under this Agreement before performing the seismic program referred to in paragraph 3 of this Article, Contractor Group is obligated to pay Sonangol seven million two hundred thousand US dollars (US$ 7, 2000,000) less twelve thousand US dollars (US$ 12,000) for each part of the seismic program concluded before the said relinquishment.

8.

Further to the amounts referred to in the preceding paragraphs, if Contractor Group relinquishes its rights under this Agreement before drilling the minimum number of Exploration Wells undertaken by it under this Article, Contractor Group shall be obligated to pay Sonangol an amount equal to ten million U.S. dollars (U.S$ 10,000,000) for each such Exploration Well not drilled.

9.	Contractor Group shall be required to incur the following minimum Exploration Expenditures:

• Initial Exploration Phase	-	Thirty two million U.S. dollars (U.S.$ _32,000,000);

• Optional Exploration Phase	-	Twenty seven million two hundred thousand U.S. dollars (U.S.$ _27,200,000);

TRANSLATION

10.

If Contractor Group fulfills the minimum work obligations referred to in paragraphs 1, 2 and 3 of this Article relating to each phase of the Exploration Period, then Contractor Group shall be considered as having fulfilled the minimum Exploration Expenditures set forth in the previous paragraph.

11.

Each Exploration Well referred to in this Article shall test all productive horizons agreed to by Sonangol and Contractor Group, unless diligent test efforts consistent with sound and normal oil industry practices indicate that it is technically impracticable to reach and/or test any such horizons.

12.

During the drilling of Wells under this Agreement, Contractor Group shall keep Sonangol informed of the progress of each Well, its proposals for testing and the results of such tests, and at Sonangol's request, shall test any additional prospective zones within the agreed Well depth provided that such tests shall be consistent with professional rules and standards which are generally accepted in the international petroleum industry and do not interfere with the safety and efficiency of the Petroleum Operations planned by Contractor Group. Such tests shall be at Contractor Group's expense and shall be credited towards fulfilling the mandatory work program.

13.

If any obligatory Exploration Well is abandoned due to technical difficulties and, at the time of such abandonment, the Exploration Expenditures for such Well have equaled or exceeded ten million U.S. dollars (U.S.$ 10,000,000), for all purposes of this Agreement Contractor Group shall be considered to have fulfilled the work requirement in respect of one (1) Exploration Well and all costs of the Exploration Well shall be considered part of the Exploration Expenditures set forth in paragraph 8 of this Article. If any obligatory Exploration Well is abandoned due to technical difficulties, and at the time of such abandonment the Exploration Expenditures for such Well are less than ten million U.S. dollars (U.S.$ 10,000,000), then Contractor Group shall have the option either to:

(a)

drill a substitute Well at the same or another location in which case the Exploration Expenditures for both the original Well and the substitute Well shall be credited against Contractor Group’s minimum Exploration Expenditures set forth in paragraph 9 of this Article; or

(b)	pay Sonangol an amount equal to the difference between ten million U.S. dollars (U.S. $ 10,000,000) and the amount of Exploration Expenditures actually spent in connection with such Well.

In this case, for all purposes of the Agreement, Contractor Group shall be considered to have fulfilled the work requirement in respect of one (1) Exploration Well and the total amount of ten million U.S. dollars (U.S. $ 10,000,000) shall be considered part of the minimum Exploration Expenditures set forth in paragraph 9 of this Article.

Article 16

(Exploration Work Plans and Budgets)

1.

Within one (1) Month of the Effective Date and thereafter at least three (3) Months prior to the beginning of each Contract Year during the Exploration Period or at such other times as may mutually be agreed to by Sonangol and Contractor Group, Contractor Group shall prepare in reasonable detail an Exploration Work Plan and Budget for the Contract Area setting forth the Exploration operations which Contractor Group proposes to carry out during the first Contract Year and during the ensuing Contract Year respectively.

2.	During the Exploration Period such Work Plan and Budget shall be at least sufficient to satisfy the minimum expenditure obligations and mandatory work program to which the Contractor Group is obliged.
3.

The Exploration Work Plan and Budget shall be submitted to the Operating Committee for review, advice or approval as the case may be, in accordance with Article 31, and carried out by Contractor Group after approval by the Ministry of Petroleum under Article 58 of the Petroleum Activities Law.

4.

The Operating Committee shall coordinate, supervise and control the execution of the Approved Exploration Work Plans and Budgets, as well as verify if same is carried out within budget expenditure limits, or any revisions which have been made thereto.

TRANSLATION

Article 17

(Commercial Discovery)

1.

Contractor Group shall advise Sonangol, within thirty (30) days of the end of the drilling and testing of an Exploration Well, of the results of the final tests of the Well and whether such a Well is commercial or not. The date of this advice is the date of the declaration of the Commercial Well, should such well exist.

2.

After the declaration of a Commercial Well, Contractor Group may undertake the Appraisal of the discovery by drilling one or more Appraisal Wells to determine whether such discovery can be classified as a Commercial Discovery.

3.

Unless otherwise agreed by Sonangol, not later than six (6) Months after the completion of the second Appraisal Well, or twenty four (24) Months after the declaration of the Commercial Well, whichever is earlier, Contractor Group shall give written notice to Sonangol indicating whether the discovery is considered commercial or not. If Contractor Group declares it a Commercial Discovery, Contractor Group shall proceed to develop it under the Petroleum Activities Law. The date of Commercial Discovery shall be the date on which Contractor Group advises Sonangol in writing of the existence of said Discovery.

4.

If the period allowable for declaration of a Commercial Discovery extends beyond the Exploration Period, a provisional Development Area shall be established for such period as necessary to complete the Appraisal as per paragraphs 2 and 3 above. The provisional Development Area shall be of the shape and size which encompasses the geological feature or features which would constitute the potential Commercial Discovery. Such provisional Development Area shall be agreed by Sonangol in writing.

5.

If following the discovery of a Commercial Well, the subsequent Appraisal Well(s) is (are) completed as producing or injection Well(s) its (their) costs shall be treated as part of the Development Expenditures for the purposes of calculating the amount of Cost Recovery Crude Oil.

6.

The costs of a Commercial Well, if completed as a producing or injection Well, shall be treated as part of the Development Expenditures for the purposes of calculating the amount of Cost Recovery Crude Oil.

7.

The costs of a Commercial Well or Appraisal Well(s) not completed as a producing or injection Well(s) shall be treated as Exploration Expenditures for the purposes of calculating the amount of Cost Recovery Crude Oil.

8.

Any Commercial Well shall count towards fulfilling the work and expenditure obligations provided for in Article 15, but the Appraisal Well(s) that have been drilled following the discovery of a Commercial Well shall not count towards such obligations.

9.	There shall be no more than one Commercial Well in each Development Area that counts towards such work obligations; and it shall be the first Commercial Well in that Development Area.
10.	Contractor Group has the right to declare a Commercial Discovery without first having drilled a Commercial Well or Wells.

Article 18

(General Development and Production Plan)

Within 30 (thirty) days of the date of a Commercial Discovery, the Contractor Group shall prepare and submit to Sonangol a draft General Development and Production Plan, which shall be analyzed and discussed by the Parties in order to be agreed and submitted by Sonangol to the Ministry of Petroleum within 3 (three) Months of the date of the Commercial Discovery or within any longer period which may be granted by the Ministry of Petroleum.

TRANSLATION

Article 19

(Development and Production Work Plans and Budgets)

1.

From the date of approval of the plan referred to in Article 18, and thenceforth by fifteen (15) August of each Year (or by any other date which may be agreed) thereafter, Contractor Group shall prepare in accordance with professional rules and standards generally accepted in the international petroleum industry a draft annual Production Plan, a draft Exploration and Production Work Plan and Budget (if applicable) and a draft  Development and Production Work Plan and Budget for the following Civil Year and may, from time to time, propose to Sonangol that it submit amendments to the approved Work Plans and Budgets to the consideration of the Ministry of Petroleum.

2.

The draft Development and Production Work Plan and Budget and the draft Production Plan referred to in the previous paragraph shall be prepared on the basis of the approved General Development and Production Plan and any subsequent amendments to the same.

3.

The draft Production Plan and the draft Development and Production Work Plan and Budget shall be approved in writing by the Operating Committee and shall be submitted by Sonangol to the Ministry of Petroleum for approval under the Petroleum Activities Law.

4.

The Contractor Group is authorized and hereby undertakes to execute, under the supervision and control of the Operating Committee, and within the limits of the budgeted expenses, the approved Development and Production Work Plans and Budgets, together with any revised versions of the same.

Article 20

(Production Plans)

1.

The Operating Committee shall approve a Lifting Schedule, not later than ninety (90) days prior to January 1 and July 1 of each Civil Year following the commencement of Production and in accordance with the approved Production Plan, and furnish in writing to Sonangol and Contractor Group a forecast setting out the total quantity of Petroleum that the Operating Committee estimates can be produced, saved, transported and lifted hereunder during each of the next four (4) Quarters in accordance with sound practices generally accepted in the international petroleum industry.

2.	Contractor Group shall endeavor to produce in each Quarter the quantity of Petroleum forecast in the Production Plan.
3.

The Crude Oil shall, if appropriate, be run to storage tanks built, maintained and operated by Contractor Group, and shall be metered or otherwise measured as required to meet the purposes of this Agreement and the Law.

Article 21

(Guarantees)

1.	The minimum Exploration work obligations shall be secured by a financial guarantee substantially in the form set out in Annex E.
2.

The financial guarantee referred to in the previous paragraph shall be given by Contractor Group not later than thirty (30) days after the execution of the Agreement, in respect of the minimum work obligations of the Initial Exploration Phase, or after the commencement of each optional Phase of the Exploration Period, in respect of the minimum work obligations of said phase.

3.	The amount of the above referred financial guarantee shall in each Phase be equal to the number of the mandatory Exploration Wells multiplied by ten million U.S. dollars (U.S.$ 10,000,000).
4.

In respect to the Initial Exploration Phase, the financial guarantee shall be increased by twelve million U.S. dollars (U.S.$ 12,000,000) for the mandatory seismic program provided for in Article 15.1, and in respect of the Optional Exploration Phase by seven million two hundred thousand  US dollars (US$ 7,200,000), for the mandatory seismic program provided for in paragraph 3 of Article 15.

TRANSLATION

5.

In the Initial Exploration Phase, the above referred financial guarantee shall be reduced by the amount of twelve million U.S. dollars (U.S.$ 12,000,000) when the mandatory seismic program has been concluded, and in the Optional Exploration Phase by the amount of seven million two hundred thousand US dollars (US$ 7,200,000), when the mandatory seismic program has been concluded, or of each amount paid under Articles 15.6 and 15.7.

6.

The financial guarantee shall also be reduced by the amount of ten million U.S. dollars (U.S.$ 10,000,000) when the drilling of each of the obligatory Exploration Wells for each Phase of the Exploration Period is finished, or for each amount paid and/or credited in accordance with Articles 15.8 and 15.13.

7.

If, during any Year of any of the Phases of the Exploration Period, Contractor Group should be deemed to have relinquished, as provided in Article 15.5, all of the Contract Area not converted to a Development Area(s), Contractor Group shall forfeit the full amount of the financial guarantee, reduced as provided for in paragraphs 5 and 6 of this Article.

8.

Each of the entities comprising Contractor Group shall also provide Sonangol, if so required by the latter, with a corporate guarantee substantially in the form shown in Annex D hereof or such other form as may be agreed between Sonangol and each of such entities, not later than sixty (60) days after the date of execution of this Agreement.

Article 22

(Bonus and Social Projects Contributions)

1.	On the Effective Date, the Contractor Group, Sonangol P&P excepted, shall pay to Sonangol, as signature bonus, the sum of twenty one million US Dollars ($21,000,000).
2.	On the Effective Date, the Contractor Group, Sonangol P&P excepted, shall pay to Sonangol, as contribution for social projects, the sum of four million US Dollars ($4,000,000).
3.	The bonus and contributions for social projects referred to in the preceding paragraph shall not be recovered or amortized by the Contractor Group companies.

Article 23

(Conservation of Petroleum and prevention of loss)

1.

Contractor Group shall adopt all those measures which are necessary and appropriate and consistent with the technology generally in use in the international petroleum industry to prevent loss or waste of Petroleum above or under the ground in any form during Petroleum Exploration, Development, Production, gathering and distribution, storage or transportation operations.

2.

Upon completion of the drilling of a producing Development Well, Contractor Group shall inform Sonangol of the time when the Well will be tested and shall subsequently inform Sonangol of the resulting estimated production rate of the Well within fifteen (15) days after the conclusion of such tests.

3.	Petroleum shall not be produced from multiple independent oil productive zones simultaneously through one string of tubing, except with the prior approval of Sonangol.
4.

Contractor Group shall record data regarding the quantities of Crude Oil, Natural Gas and water produced monthly from each Development Area, which shall be sent to Sonangol within thirty (30) days after the end of the Month reported on.

5.

Daily or weekly statistics and reports regarding the production from the Contract Area shall be made available by Contractor Group at convenient time for examination by authorized representatives of Sonangol.

6.

Daily drilling records and graphic logs of Wells shall show the quantity and type of cement and the quantity of any other materials used in the Well for the purposes of protecting Crude Oil, Natural Gas or fresh water bearing strata.

7.	Any substantial change of mechanical equipment associated with the Well after its completion shall be subject to the approval of Sonangol.

TRANSLATION

Article 24

(Records, reports and inspection)

1.

Contractor Group shall prepare and, at all times while this Agreement is in force, maintain accurate and current records of its activities and operations in the Contract Area and shall keep all information of a technical, economic, accounting or any other nature, developed for the conduct of Petroleum Operations. Such records shall be organized in such a way as to allow for the prompt and complete ascertainment of costs and expenditures.

2.	The records and information referred to in the previous paragraph shall be kept at Operator's office in Luanda.
3.

Sonangol, in exercising its activities under the terms of this Agreement, shall have the right to free access, upon prior notice to Contractor Group, to all data referred to in paragraph 1 above. Contractor Group shall furnish Sonangol, in accordance with applicable regulations or as Sonangol may reasonably request, information and data concerning activities and operations under this Agreement. In addition, Contractor Group shall provide Sonangol with copies of any and all data related to the Contract Area, including, but not limited to, geological and geophysical reports, Well logs and surveys, information and interpretation of such data and other information in Contractor Group's possession.

4.

Contractor Group shall save and keep in the best condition possible a representative portion of each sample of cores and cuttings taken from Wells as well as samples of all fluids taken from Exploration Wells, and deliver same to Sonangol or its representatives in the manner directed by Sonangol.

5.	All samples acquired by Contractor Group for its own purposes shall be considered available for inspection at any convenient time by Sonangol or its representatives.
6.

Contractor Group shall keep the aforementioned samples for a period of thirty-six (36) Months or, if before the end of such period Contractor Group withdraws from the Contract Area, then until the date of withdrawal. Up to three (3) Months before the end of the aforementioned period, Contractor Group shall request instructions from Sonangol as to the destination for such samples. If Contractor Group does not receive instructions from Sonangol by the end of such three (3) Month period then Contractor Group is relieved of its responsibility to store such samples.

7.

If it is necessary to export any rock samples outside Angola, the Contractor Group shall deliver samples equivalent in size and quality to Sonangol before such exportation.  Sonangol, if it so decides, may release the Contractor Group from said obligation.

8.

Originals of records and data can be exported only with the permission of Sonangol. The original magnetic tapes and any other data which must be processed or analyzed outside Angola may be exported only if a comparable record and data is maintained in Angola. Such exports shall be repatriated to Angola on the understanding that they belong to Sonangol. Copies of the referred records and data may be exported at any time and under the terms of the Law.

9.

Subject to any other provisions of this Agreement, Contractor Group shall permit Sonangol's duly authorized representatives and employees to have full and free access to the Contract Area at all convenient times with the right to observe the Petroleum Operations being conducted and to inspect all assets, records and data kept by Contractor Group. Sonangol's representatives and employees, in exercising the aforementioned rights, shall not interfere with Contractor Group's Petroleum Operations. Contractor Group shall grant to said Sonangol’s representatives and employees the same facilities in the camp as those afforded to its own employees of similar professional rank.

10.

Without prejudice to Article 34.2, Sonangol is responsible for any claims of their representatives or employees resulting from the exercise of the rights granted under this Article. Sonangol is also responsible and shall indemnify Contractor Group against all damages and claims resulting from willful misconduct or gross negligence of any of Sonangol’s representatives or employees while performing their activities in the Contract Area, in Contractor Group’s offices or in other Contractor Group’s facilities directly related with the Petroleum Operations.

TRANSLATION

Article 25

(Contractor Group’s obligation to purchase Sonangol’s Petroleum)

1.

Sonangol shall have the right to require Contractor Group to purchase any part of Sonangol's share of production under normal commercial terms and conditions in the international petroleum industry and at the Market Price in force at the time the Crude Oil is lifted as established in the Petroleum Activities Tax Law.

2.	The right referred to in the preceding paragraph shall be exercised in accordance with the following rules:
(a)

no later than six (6) Months prior to the start of a Quarter, Sonangol shall give written notice to the Contractor Group that it requires Contractor Group to purchase a specified quantity of Crude Oil to be lifted rateably over a period of two (2) consecutive Quarters;

(b)

Contractor Group's obligation to purchase Crude Oil from Sonangol will continue mutatis mutandis from Quarter to Quarter after the initial two (2) consecutive Quarters until and unless Sonangol gives Contractor Group written notice of termination which, subject to the above mentioned minimum period, shall take effect six (6) Months after the end of the Quarter in which such written notice was given.

Article 26

(Other rights and obligations related to Crude Oil disposal)

1.

Sonangol shall have the right upon six (6) Months' prior written notice to buy from Contractor Group Crude Oil from the Contract Area equivalent in value to the Petroleum Income Tax due by Contractor Group to the Ministry of Finance, i.e., fifty percent (50%) of Contractor Group's share of Development Area Profit Oil. The referred purchase of Crude Oil by Sonangol shall be at the Market Price applicable to such Crude Oil. Sonangol shall provide Contractor Group with not less than three (3) Months advance written notice of its intention to cease to exercise its right under this paragraph.

2.

Payment by Sonangol to Contractor Group for each purchase of Crude Oil under paragraph 1 above shall be made not later than two (2) working days before due date of payment by the Contractor Group of the relevant amount of Petroleum Income Tax to the Ministry of Finance. Any unpaid amount, plus interest as specified in Annex C to this Agreement, shall be paid in kind to Contractor Group by Sonangol out of its next Crude Oil entitlement, valued at the Market Price applicable to such Crude Oil.

3.

If, in any Year, Contractor Group's total share of Crude Oil comprising Cost Recovery Crude Oil and Development Area Profit Oil, less any Crude Oil acquired or received from Contractor Group by Sonangol under this Article and by the Government under the Petroleum Activities Law, is less than forty nine percent (49%) of total Crude Oil estimated to be produced and saved in the Contract Area, Contractor Group has the right to buy and lift the corresponding balance of Crude Oil in the succeeding Year.

In the event that Contractor Group exercises all or any part of such right, the balance of Crude Oil necessary to satisfy Contractor Group's right shall be sold to Contractor Group by Sonangol at the Market Price in accordance with the following procedure:

(a)

six (6) Months prior to the start of a Quarter Contractor Group shall give written notice to Sonangol that it requires Sonangol to sell a specified quantity of Crude Oil, which quantity may be expressed either in Barrels or a percentage of total production, to be lifted rateably over a period of two (2) consecutive Quarters;

(b)

Sonangol's obligation to sell Crude Oil to Contractor Group will continue mutatis mutandis from Quarter to Quarter after the initial two (2) consecutive Quarters until and unless Contractor Group gives Sonangol written notice of termination or revision of quantities which, subject to the above mentioned minimum period, shall take effect six (6) Months after the end of the Quarter in which such written notice was given.

4.	In the event of conflict between Contractor Group's right in paragraph 3 above and Sonangol's right in paragraph 1 above, Contractor Group's right shall prevail.
5.

The fulfillment of the obligation to satisfy the consumption requirements, as per Article 78 of the Petroleum Activities Law, shall be shared between Sonangol and Contractor Group in proportion to their respective net shares of production during the period concerned (Contractor Group's net share being its share according to Articles 11 and 12 less the quantities delivered to

TRANSLATION

Sonangol under paragraph 1 above and Sonangol's net share being its share according to Article 12, plus the said quantities delivered to it under paragraph 1 above).

Article 27

(Unitization and joint Development)

1.	The rules on unitization and joint Development are contained in Article 64 of the Petroleum Activities Law.
2.	Any joint Development and Production carried out under this Article shall not prejudice the provisions of Articles 29, 31.2(e) and 31.11 (b).
3.

In the event that a unitization process under the Petroleum Activities Law affects the whole or part of an obligation which Contractor Group must fulfill within a certain time period under the Agreement, such time period shall be extended by the time elapsed between Sonangol's written notice under paragraphs 1 and 2 above and the date of mutual agreement on the plan of the related joint Development. This extension shall not be larger than twelve (12) Months, or such longer period as agreed by Sonangol.

Article 28

(Transfer and abandonment of assets)

1.

Within sixty (60) days of termination of the Agreement or the date of abandonment of any part of the Contract Area, the Contractor Group must hand over to Sonangol, in a good state of repair and operation, and in accordance with a plan approved by Sonangol, all of the infrastructures, equipment and all Wells which, within the area to which the expiry, cancellation or relinquishment refers, are in production or are capable of producing, or are being used, or may be used, in injection, together with all casing, piping, surface or sub-surface equipment and facilities acquired by the Contractor Group for the conduct of Petroleum Operations, except those as are being used for Petroleum Operations elsewhere in the Contract Area.

2.	If Sonangol so requires, the Contractor Group shall proceed to correctly abandon the Well or Wells in accordance with Articles 75.4 and 75.5 of the Petroleum Activities Law.
3.

The requirement provided for in the previous paragraph shall be made by Sonangol no later than one hundred and eighty (180) days before the termination of the Agreement or the estimated date of abandonment of any part of the Contract Area.

4.

If the request referred to in paragraph 2 above is made, Sonangol shall make the required funds available to the Contractor Group from the amounts paid to Sonangol pursuant to Article 4 (e) of Annex C. In the event that the amounts paid by Contractor Group are insufficient to cover the abandonment costs, Sonangol and Contractor Group shall agree on the method of covering the additional costs.

5.

After having carried out the abandonment of the Wells and related assets, or in the case of Sonangol requesting such abandonment and not placing at the disposal of the Contractor Group the funds referred to in paragraph 4, or after the Contractor Group carries out the handing over of the equipment and Wells to Sonangol under the terms of paragraph 1, the Contractor Group will have no further liability in relation to the same, except in cases of gross negligence, willful misconduct or Serious Fault and, without prejudice to the provisions of the Agreement still in force after the termination of the Agreement, Sonangol shall indemnify and defend the Contractor Group in case of any claims related to such Wells and assets.

Article 29

(Natural Gas)

1.

Contractor Group shall have the right to use in the Petroleum Operations, Associated Natural Gas produced from the Development Areas, and will have the right to process such Gas and separate the liquids therefrom.

2.

Associated Natural Gas surplus to the requirements defined in the preceding paragraph shall be made available free to Sonangol, wherever the latter so determines. The cost of transportation of said gas by pipeline is a recoverable cost under the Law.

TRANSLATION

3.	If Non-Associated Natural Gas is discovered within the Contract Area then Sonangol will have the exclusive right to appraise, develop and produce said Gas for its own account and risk.

If Sonangol so determines and if agreed with Contractor Group within a term determined by Sonangol, the discovery of Non-Associated Natural Gas shall be developed jointly by Sonangol or one of its Affiliates and Contractor Group.

Article 30

(Operations for Sonangol’s account - sole risk)

1.	Operations which may be the object of a sole risk notice from Sonangol under this Article shall be those involving:
(a)

penetration and testing geological horizons deeper than those proposed by Contractor Group to the Operating Committee in any Exploration Well being drilled which has not encountered Petroleum, provided the Operator has not commenced the approved operations to complete or abandon such Well;

(b)

penetration and testing geological horizons deeper than those proposed by Contractor Group to the Operating Committee in any Exploration Well being drilled which has encountered Petroleum, provided that in respect to such Well the Operating Committee has agreed that Sonangol may undertake the sole risk operations, and the Operator has not commenced the approved operations to complete or abandon such Well;

(c)	the drilling of an Exploration Well other than an Appraisal Well, provided that not more than two (2) such Wells may be drilled in any Year;
(d)	the drilling of an Appraisal Well which is a direct result from a successful Exploration Well, whether or not such Exploration Well was drilled as part of a sole risk operation;
(e)

the Development of any discovery which is a direct result from a successful Exploration Well and/or Appraisal Well sole risk operation which Contractor Group has not elected to undertake under paragraph 3 of this Article;

(f)

the Development of a Petroleum deposit discovered by a successful Exploration Well and/or Appraisal Well carried out by Contractor Group as part of a work Plan approved by the Operating Committee, if thirty six (36) Months have elapsed since such successful Well was completed and Contractor Group has not commenced the Development of such deposit.

2.

Except as to those described under paragraphs (a) and (b), none of the operations described in paragraph 1 of this Article may be the object of a sole risk notice from Sonangol until after the operation has been proposed in complete form to the Operating Committee and has been rejected by the Operating Committee. To be "in complete form" as mentioned above, the proposal for conducting any of the above mentioned operations presented by Sonangol shall contain appropriate information such as location, depth, target geological objective, timing of operation, and where appropriate, details concerning any Development plan, as well as other relevant data.

3.

If the conditions referred to in paragraph 2 have been met, Sonangol may, as to any operation described in paragraph 1, give a written sole risk notice to Contractor Group and the latter shall have the following periods of time, from the date of receipt of such sole risk notice within which to notify Sonangol whether or not it elects to undertake such proposed operation by including it as a part of the Petroleum Operations:

(a)	as to any operations described in paragraphs 1(a) and 1(b), forty eight (48) hours or until commencement of the deepening operations, whichever occurs last;
(b)	as to any operations described in paragraphs 1(c) and 1(d), three (3) Months;
(c)	as to any operations described in paragraphs 1(e) and 1(f), six (6) Months.
4.

If Contractor Group elects to include as part of the Petroleum Operations the operation described in the sole risk notice within the appropriate periods described in paragraph 3 above, such operation shall be carried out by the Operator within the framework of the Petroleum Operations under this Agreement, as a part of the current Work Plan and Budget which shall be considered as revised accordingly.

5.

If Contractor Group elects not to undertake the operation described in the sole risk notice, subject to the provisions of paragraph 6 below, the operation for the account of Sonangol shall be carried out promptly and diligently by Contractor Group at Sonangol's sole risk and expense, provided that such operation may only be carried out if it does not conflict or cause hindrance to Contractor Group's obligations or any operation, or delay existing work plans, including any Approved Work Plan and

TRANSLATION

Budget. With respect to operations referred to in paragraphs 1(c) and 1(d) such operations shall begin as soon as a suitable rig is available in Angola. Sonangol and Contractor Group shall agree on a method whereby Sonangol shall provide all necessary funds to Operator to undertake and pay for the operations carried out at Sonangol's sole risk and expense.

6.

Sonangol shall elect to have the operations carried out at Sonangol's sole risk and expense referred to in paragraphs 1(e) and 1(f) carried out either by itself, by Contractor Group for a mutually agreed fee or by any third party entity contracted to that effect by Sonangol, provided that such operations may be carried out only if they will not conflict with or cause hindrance to Contractor Group's obligations or any Petroleum Operation, or delay existing work plans, including the Approved Work Plan and Budget. Before entering into any agreement with a third party for the aforementioned purpose, Sonangol shall notify Contractor Group in writing of such proposed agreement. Contractor Group shall have forty five (45) days after the receipt of the aforementioned notification to decide if it exercises its right of first refusal with respect to the proposed agreement and to perform the sole risk operations under the same terms and conditions proposed by the third party.

7.

If Sonangol wishes to use in the sole risk operations assets which are used in the Petroleum Operations, it shall give written notice to the Operating Committee stating what assets it wishes to use, provided that the utilization of such assets may not prejudice the Approved Work Plans and Budgets.

8.

If, in accordance with the provisions of paragraph 4, Contractor Group decides to undertake any works as foreseen in paragraph 1(d), it shall pay Sonangol in cash and within thirty (30) days of the date in which it exercises such right, an amount equal to all of the costs incurred by Sonangol in the relevant sole risk operations conducted in accordance with paragraphs 1(a), 1(b) and 1(c) which directly led to the works foreseen in paragraph 1(d).

9.

In addition to the amount referred to in the preceding paragraph, Sonangol will also be entitled to receive from Contractor Group an additional payment equal to two hundred percent (200%) of the costs referred to in paragraph 8. Such additional payment shall be made in cash and within ninety (90) days of the date on which Contractor Group exercises its right referred to in the preceding paragraph.

10.

If, in accordance with the provisions of paragraph 4, Contractor Group decides to undertake any works foreseen in paragraph 1(e), it shall pay Sonangol in cash, within thirty (30) days of the date in which it exercises such right, an amount equivalent to the value of total costs incurred by Sonangol in the sole risk operations which directly led to the works foreseen in paragraph 1(e), less any payment made in accordance with paragraph 8 above.

11.

In addition to the amount referred to in the preceding paragraph, Sonangol will also be entitled to receive twenty five percent (25%) of Contractor Group's share of Development Area Profit Oil produced from this developed deposit until the value thereof as defined in paragraph 13 of this Article equals one thousand percent (1000%) of the costs of the operations referred to in paragraph 10.

12.

If the operations described in paragraphs 1(e) and 1(f) are conducted at Sonangol's sole risk and expense, Sonangol shall receive one hundred percent (100%) of the Petroleum produced from the deposit developed under such terms.

13.	The Petroleum received by Sonangol under paragraph 11 shall be valued at the Market Price calculated under the Petroleum Activities Tax Law.

Article 31

(Operating Committee)

1.	The Operating Committee is the body through which the Parties coordinate and supervise the Petroleum Operations and shall be established within thirty (30) days of the Effective Date.
2.	The Operating Committee has, among others, the following functions:
(a)	to establish policies for the Petroleum Operations and to define, for this purpose, procedures and guidelines as it may deem necessary;
(b)

to review and, except as provided in paragraph 12, approve all Contractor Group's proposals on Work Plans and Budgets (including the location of Wells and facilities), the General Development and Production Plan, Production Plans and Lifting Schedules;

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(c)

to verify and supervise the accounting of costs, expenses and expenditures and the conformity of the operating and accounting records with the rules established in this Agreement, in Annex C hereof, in the Petroleum Activities Tax Law, and in other applicable legislation;

(d)	to establish technical and other committees whenever it deems necessary;
(e)

in general, to review and, except as otherwise provided in this Agreement, to decide upon all matters which are relevant to the execution of this Agreement, it being understood, however, that in all events the right to declare a Commercial Discovery is reserved exclusively to Contractor Group.

3.

The Operating Committee shall obey the clauses of this Agreement and it cannot decide on matters that by Law or this Agreement are the exclusive responsibility of the Concessionaire or Contractor Group.

4.

The Operating Committee shall be composed of four (4) members, two (2) of whom shall be appointed by Sonangol and the other two (2) by Contractor Group. The Operating Committee meetings cannot take place unless at least three (3) of its members are present.

5.	The Operating Committee shall be headed by a Chairman who shall be appointed by Sonangol from among its representatives and who shall be responsible for the following functions:
(a)	to coordinate and orient all the Operating Committee's activities;
(b)	to chair the meetings and to notify the Parties of the timing and location of such meetings, it being understood that the Operating Committee shall meet whenever requested by any Party;
(c)	to establish the agenda of the meetings, which shall include all matters which the Parties have asked to be discussed;
(d)	to convey to each Party all decisions of the Operating Committee, within five (5) working days after the meetings;
(e)

to request from Operator any information and to make recommendations that have been requested by any member of the Operating Committee, as well as to request from Contractor Group any advice and studies whose execution has been approved by the Operating Committee;

(f)	to request from technical and other committees any information, recommendations and studies that he has been asked to obtain by any member of the Operating Committee;
(g)	to convey to the Parties all information and data provided to him by the Operator for this effect.
6.	In the case of an impediment to the Chairman of the Operating Committee, the work of any meeting will be chaired by one of the other members appointed by him for the effect.
7.

At the request of any of the Parties, the Operating Committee shall prepare and approve, according to paragraph 11(c) of this Article, its internal regulations, which shall comply with the procedures established in this Agreement.

8.

At the Operating Committee meetings decisions shall only be made on matters included on the respective agenda, unless, with all members of the Operating Committee present, they agree to make decisions on any matter not so included on the agenda.

9.	Each member of the Operating Committee shall have one (1) vote and the Chairman shall in addition have a tie breaking vote.
10.

Except as provided for in paragraph 11, the decisions of the Operating Committee are taken by simple majority of the votes present or represented, it being understood that any member may be represented by written and duly signed proxy held by another member.

11.	Unanimous approval of the Operating Committee shall be required for:
(a)	approval of, and any revision to proposed Exploration Work Plans and Budgets prepared after the first Commercial Discovery;
(b)	approval of, and any revision to the proposed General Development and Production Plan, the Production Plan, Lifting Schedule and Development and Production Work Plans and Budgets;
(c)	establishment of rules of procedure for the Operating Committee;

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(d)	establishment of a management policy for the carrying out of responsibilities outlined in paragraph 2 of this Article, namely the procedures and guidelines as per paragraph 2(a) above.
(e)	determination of the estimated rate of return as per Article 11.
12.

Prior to the time of declaration of the first Commercial Discovery, the Operating Committee shall review and give such advice as it deems appropriate with respect to the matters referred to in paragraph 2(e) of this Article and with respect to Contractor Group's proposals on Exploration Work Plans and Budgets (including the location of Wells and facilities). Following such review, Contractor Group shall make such revision of the Exploration Work Plans and Budgets as Contractor Group deems appropriate and shall transmit same Work Plans and Budgets to Sonangol, so that they may be submitted to approval of the Ministry of Petroleum under the Petroleum Activities Law.

13.

The General Development and Production Plan, the Development and Production Work Plans and Budget, together with the Production Plans approved by the Operating Committee, shall be sent by the same to Sonangol, for submission to the Ministry of Petroleum for approval under the Petroleum Activities Law.

14.	Minutes shall be made of every meeting of the Operating Committee and they shall be written in the appropriate record book and signed by all members.
15.

The draft of the minutes shall be prepared, if possible, on the day that the meeting is held and copies of it shall be sent to the Parties within the following five (5) working days, and their approval shall be deemed granted if no objection is raised within ten (10) working days of the date of receipt of the draft minutes.

Article 32

(Ownership of assets)

1.

Physical assets purchased by Contractor Group for the implementation of the Work Plans and Budgets become the property of Sonangol when purchased in Angola or, if purchased abroad, when landed in Angola. Such physical assets should be used in Petroleum Operations, provided, however, Contractor Group is not obligated to make any payments for the use of such physical assets during the term of this Agreement. This provision shall not apply to equipment leased from and belonging to third parties or any entity comprising Contractor Group.

2.

During the term of this Agreement, Contractor Group shall be entitled to full use in the Contract Area, as well as in any other area approved by Sonangol, of all fixed and movable assets acquired for use in the Petroleum Operations without charge to Contractor Group. Any of Sonangol’s assets which Contractor Group agrees have become surplus to Contractor Group's then current and/or future needs in the Contract Area may be removed and used by Sonangol outside the Contract Area, and any unrecovered costs for such assets shall be fully recovered in that Year subject to the cost recovery limit provided for in Article 11 hereof. Any of Sonangol’s assets other than those considered by Contractor Group to be superfluous shall not be disposed of by Sonangol except with agreement of Contractor Group so long as this Agreement is in force.

Article 33

(Property and confidentiality of data)

1.

All information of a technical nature developed through the conduct of the Petroleum Operations shall be the property of Sonangol. Notwithstanding the above, and without prejudice to the provisions of the following paragraphs, Contractor Group shall have the right to use and copy, free of charge, such information for internal purposes.

2.

Unless otherwise agreed by Sonangol and Contractor Group, while this Agreement remains in force, all technical, economic, accounting or any other information, including, without limitation, reports, maps, logs, records and other data developed through the conduct of Petroleum Operations, shall be held strictly confidential and shall not be disclosed by any Party without the prior written consent of the other Party hereto. Provided, however, that either Party may, without such approval, disclose the aforementioned data:

(a)	to any Affiliate or potential assignee of such Party upon such Affiliate or potential assignee giving a similar undertaking of confidentiality;

TRANSLATION

(b)	in connection with the arranging of financing or of a corporate reorganization upon obtaining a similar undertaking of confidentiality;
(c)

to the extent required by any applicable law, regulation or rule (including, without limitation, any regulation or rule of any regulatory agency, securities commission or securities exchange on which the securities of such Party or of any such Party's Affiliates are listed);

(d)	to consultants, contractors or other third parties as necessary in connection with Petroleum Operations upon obtaining a similar undertaking of confidentiality.
3.

The Contractor Group's obligation of confidentiality of the information referred to in paragraph 2 above shall continue for ten (10) years after the termination of the Agreement or such other period as agreed to in writing between the Parties.

4.	In the event that any entity constituting Contractor Group ceases to hold an interest under this Agreement, such entity will continue to be bound by the provisions of this Article.
5.

To obtain offers for new Petroleum Exploration and Production agreements, Sonangol may, upon informing Contractor Group, disclose to third parties geophysical and geological data and information, and other technical data (the age of which is not less than one (1) year) or Contractor Group's reports and interpretations (the age of which is not less than five (5) years) with respect to that part or parts of the Contract Area adjacent to the area of such new offers.

6.

The confidentiality obligation contained in this Article shall not apply to any information that has entered the public domain by any means that is both lawful and does not involve a breach of this Article.

Article 34

(Responsibility for losses and damages)

1.

Contractor Group, in its capacity as the entity responsible for the execution of the Petroleum Operations within the Contract Area, shall be liable to third parties to the extent provided under the Law for any losses and damage it may cause to them in conducting the Petroleum Operations and shall indemnify and defend Sonangol with respect thereto, provided that Sonangol has given timely notice of the claims and opportunity to defend.

2.

Contractor Group is also liable, under the terms of the Law, for losses and damage which, in conducting the Petroleum Operations, it may cause to the State and, in case of Contractor Group's willful misconduct, gross negligence or serious fault, to Sonangol.

3.

The provisions of the preceding paragraphs 1 and 2 do not apply to losses and damage caused during Petroleum Operations for account and risk of Sonangol, for which Sonangol shall indemnify and defend Contractor Group, and in relation to which Contractor Group shall only be liable for such losses and damage caused by its willful misconduct, gross negligence or serious fault.

4.	If Contractor Group comprises more than one entity, the liability of such members is joint and several.

Article 35

(Petroleum Operations risk management)

1.

The Contractor Group shall comply with the provisions of Decree No. 39/01, of 22 June 2001, the respective regulations and the relevant Angolan legislation, in respect of management of the risks of Petroleum Operations.

2.

Management of the risks to which persons, assets and income from Petroleum Operations are exposed shall include all the activities referred to in Decree No. 39/01, of 22 June 2001, and other activities which Sonangol and the Contractor Group may agree to include to ensure an adequate financial protection.

3.

In relation to the risks relating to Petroleum Operations, the Contractor Group shall take out and maintain insurance contracts in accordance with the specifications and conditions which may be approved by Sonangol.

TRANSLATION

4.

The Contractor Group shall carry out, in cooperation with Sonangol, all the risk management activities provided for in said Decree No. 39/01, of 22 June 2001, in accordance with the instructions, rules and procedures approved by Sonangol.

Article 36

(Recruitment, integration and training of Angolan personnel)

1.

Contractor Group shall comply with Decree No. 20/82, of 17 April 1982, and ancillary regulations, as well as applicable legislation regarding the recruitment, integration and training of Angolan personnel.

2.

In planned, systematic and various ways and in accordance with the provisions of this Article, Contractor Group shall train all its Angolan personnel directly or indirectly involved in the Petroleum Operations for the purpose of improving their knowledge and professional qualification in order that the Angolan personnel gradually reach the level of knowledge and professional qualification held by the Contractor Group's foreign workers. Such training shall also include the transfer of the knowledge of petroleum technology and the necessary management experience so as to enable the Angolan personnel to use the most advanced and appropriate technology in use in the Petroleum Operations, including proprietary and patented technology, "know how" and other confidential technology, to the extent permitted by applicable laws and agreements, subject to appropriate confidentiality agreements.

3.

Besides other duties provided for in the Law, the recruitment, integration and training of Contractor Group’s Angolan personnel shall be included in three-year plans. In this respect, the Contractor Group undertakes, notably, to:

(a)	prepare a draft of the initial plan and submit it to Sonangol within four (4) Months of the Effective Date;
(b)	prepare a proposal for implementation of the plan and submit it to Sonangol within one (1) Month of the approval of such plan by the Ministry of Petroleum;
(c)

implement the approved plan in accordance with the directives of  the Ministry of Petroleum and Sonangol, Contractor Group being able, in this regard and with the approval of Sonangol, to contract outside specialists not associated with Contractor Group to proceed with the implementation of specific aspects of the subject plan.

4.

Contractor Group agrees to require in its contracts with subcontractors who work for Contractor Group for a period of more than one (1) Year, compliance with requirements for the training of work crews, to which requirements such subcontractors are subject by operation of current law. Contractor Group further agrees to monitor compliance with the aforementioned obligations.

5.

Contractor Group shall be responsible for the training costs of Angolan personnel it employs, such costs being recovered as Production Expenditures. Costs incurred by Contractor Group for training programs for Sonangol personnel will be borne in a manner to be agreed upon by Sonangol and Contractor Group.

Article 37

(Double taxation and change of circumstances)

1.

In order to avoid the international double taxation of Contractor Group’s income, Sonangol shall favorably consider any amendments or revisions to this Agreement that Contractor Group may propose as long as those amendments or revisions do not impact on Sonangol or Angola's economic benefits and other benefits resulting from the Agreement.

2.

Without prejudice to other rights and obligations of the Parties under the Agreement, in the event that any change in the provisions of any Law, decree or regulation in force in the Republic of Angola occurs subsequent to the signing of this Agreement which adversely affects the obligations, rights and benefits hereunder, then the Parties shall agree on amendments to the Agreement to be submitted to the competent authorities for approval, so as to restore such rights, obligations and forecasted benefits.

TRANSLATION

Article 38

(Assignment)

1.

In accordance with the Law, each of the entities constituting Contractor Group may assign part or all of its rights, privileges, duties and obligations under this Agreement to an Affiliate or, upon obtaining prior authorization from the Ministry of Petroleum, to a non‑Affiliate.

2.	Any third-party assignees shall become holders of the rights and obligations deriving from this Agreement and the Law.
3.

In the case of assignment to an Affiliate of the assignor, the latter and the assignee shall remain jointly and severally liable for strict compliance with the obligations of the Contractor Group set forth in this Agreement and relevant legislation.

4.

The legal documents required to effect any assignment in accordance with the provisions of this Article shall specify the participating interest which the third-party assignee will have in the Agreement and shall be submitted to the prior approval of Sonangol.

5.

In any of the cases foreseen in this Article, the obligations of the assignor which should have been fulfilled under the terms of this Agreement and the applicable legislation at the date the request for the assignment is made, must have been fully complied with.

6.

Sonangol has the right of first refusal to acquire the participating interest that any member of Contractor Group intends to assign to a non‑Affiliate, which right should be exercised pursuant to the following procedures:

(a)	the assignor company shall notify Sonangol of the price and other essential terms and conditions of the proposed assignment and the identity of the prospective assignee;
(b)

within thirty (30) days after receipt of the notification referred to in the preceding subparagraph, Sonangol shall notify the assigning company whether Sonangol elects to exercise the right of first refusal;

(c)

if Sonangol does not exercise the right of first refusal by failing to give the notification referred to in the preceding subparagraph, then Sonangol shall be deemed to have waived the right of first refusal in respect of such assignment;

(d)

if Sonangol exercises the right of first refusal by giving the notification referred to in paragraph 6(b) of this Article, then Sonangol and the assignor company shall execute the assignment under the terms and conditions contained in the notification referred to in paragraph 6(a) of this Article.

7.

In the event of Sonangol not exercising the right of first refusal referred to in the preceding paragraph, such right shall pass to the associates of Sonangol which enjoy the status of national company as provided for in Article 31.3 of the Petroleum Activities Law, and shall be exercised, duly adapted, under the terms of the procedures set forth in the subparagraphs of the preceding paragraph.

8.

Except as otherwise expressly provided in this Agreement, upon completion of an assignment made by one of the entities constituting Contractor Group to a non‑Affiliate, such assignor shall have no further rights or obligations with respect to the part of the participating interest so assigned.

Article 39

(Termination of the Agreement)

1.	Subject to the provisions of the general law and of any contractual clause, Sonangol may terminate this Agreement if Contractor Group:
(a)	interrupts Production for a period of more than ninety (90) days with no cause or justification acceptable under normal international petroleum industry practice;
(b)	continuously refuses with no justification to comply with the Law;
(c)	intentionally submits false information to the Government or to Sonangol;
(d)

discloses confidential information related to the Petroleum Operations without having previously obtained the necessary authorization thereto if such disclosure causes prejudice to Sonangol or the State;

TRANSLATION

(e)	assigns any part of its interests hereunder in breach of the rules provided for in Article 39;
(f)	is declared bankrupt by a court of competent jurisdiction;
(g)	does not comply with any final decision resulting from an arbitration process conducted under the terms of the Agreement, after all adequate appeals are exhausted;
(h)	does not fulfill a substantial part of its duties and obligations resulting from the Law, the Concession Decree and from this Agreement;
(i)

intentionally extracts or produces any mineral which is not covered by the object of this Agreement, unless such extraction or production is expressly authorized or unavoidable as a result of operations carried out in accordance with accepted international petroleum industry practice.

2.

Sonangol may also terminate the Agreement if the majority of the share capital of any entity constituting Contractor Group is transferred to a non‑Affiliate third party without having obtained the prior required authorization from Sonangol.

3.

If Sonangol considers that one of the aforesaid causes exists to terminate this Agreement, it shall notify Contractor Group in writing in order for it, within a period of ninety (90) days, to remedy such cause. The said notification shall be delivered by the official method foreseen in the Law, and by recorded delivery which shall be signed by the entity to which it is addressed. If, for any reason, this procedure is impossible, due to a change of address which has not been notified pursuant to this Agreement, publication of the notice in one of the most read daily newspapers in Luanda shall be considered to be as valid as if delivered. If, after the end of the ninety (90) day notice period such cause has not been remedied or removed, or if agreement has not been reached on a plan to remedy or remove the cause, this Agreement may be terminated in accordance with the provisions mentioned above.

4.

The termination of the Agreement envisaged in this Article shall occur without prejudice to any rights which may have accrued to the Party which has invoked it in relation to the other Party, in accordance with this Agreement, the Concession Decree or the Law.

5.

If any of the entities constituting Contractor Group, but not all of them, gives Sonangol due cause to terminate this Agreement pursuant to the provisions of paragraphs 1 and 2 above, then such termination shall take place only with respect to such entity or entities and the rights and obligations that such entity or entities hold or are bound to under this Agreement, except as provided in the preceding paragraph, shall revert to Sonangol without compensation.

Article 40

(Confidentiality of the Agreement)

Sonangol and Contractor Group agree to maintain the confidentiality of this Agreement; provided, however, either Party may, without the approval of the other Party, disclose this Agreement:

(a)	to any Affiliate or potential assignee of such Party upon such Affiliate or potential assignee giving a similar undertaking of confidentiality;
(b)	in connection with the arranging of financing or of a corporate reorganization upon obtaining a similar undertaking of confidentiality;
(c)

to the extent required by any applicable Law, Decree or regulation (including, without limitation, any requirement or rule of any regulatory agency, securities commission or securities exchange on which the securities of such Party may be listed);

(d)	to consultants as necessary in connection with the execution of Petroleum Operations upon obtaining a similar undertaking of confidentiality.

TRANSLATION

Article 41

(Dispute resolution)

1.

Any disputes, differences or claims arising out of this Agreement or relating thereto, or relating to the breach, termination or invalidation of the same, shall be resolved by agreement of the Parties, on the basis of principles of good faith and equity or fair balance of the Parties’ interests.

2.

If the disputes, differences or claims referred to in the preceding paragraph cannot be resolved amicably, they shall be finally and exclusively settled by arbitration, in accordance with the UNCITRAL Rules of Arbitration of 1976 as existing on the Effective Date.

3.

The number of arbitrators shall be three (3). One (1) arbitrator shall be appointed by Sonangol, one (1) by Contractor Group and the third arbitrator, who shall be Chairman of the Arbitration Tribunal, shall be jointly appointed by Sonangol and the Contractor Group. If an arbitrator is not appointed within thirty (30) days of the notice from Sonangol or the Contractor Group is sent to the other Party requesting that the appointment be made, then such arbitrator shall be appointed by the President of the International Chamber of Commerce of Paris.

4.	The arbitration tribunal shall decide according to the Angolan substantive law.
5.	The arbitration tribunal shall be set up in Luanda, shall apply Angolan law, and the language of arbitration shall be Portuguese.
6.

The Parties agree that this arbitration clause is an explicit waiver of immunity against validity and enforcement of the award or any judgment thereon and the award shall be final, binding and enforceable against any Litigant in any court having jurisdiction in accordance with its laws.

Article 42

(Force Majeure)

1.

Non‑performance or delay in performance by Sonangol or Contractor Group, or both of them, of any of the contractual obligations, except an obligation to pay money, shall be excused if, and to the extent that, such non‑performance or delay is caused by Force Majeure.

2.

If the Force Majeure restrains only temporarily the performance of a contractual obligation or the exercise of a right subject to a time limit, the time given in this Agreement for the performance of such obligation or the exercise of such right and for the performance or exercise of any right or obligation dependent thereon, and, if relevant, the term of the Agreement, shall be suspended until the restoration of the status quo prior to the occurrence of the event(s) constituting Force Majeure, it being understood, however, that such suspension shall apply only with respect to the parts of the Contract Area which have been affected.

3.

"Force Majeure," for the purposes of this Article, shall be any occurrence which is unforeseeable, unavoidable and beyond the reasonable control of the Party claiming to be affected by such event, such as, and without limitation, state of war, either declared or not, rebellions or mutinies, natural catastrophes, fires, earthquakes, communications cuts and unavoidable accidents.

4.

The Party which understands that it may claim a situation of Force Majeure shall immediately serve notice to the other Party, and shall use all reasonable efforts to correct the situation of Force Majeure as soon as possible.

Article 43

(Applicable Law)

This Agreement shall be governed by and construed in accordance with Angolan law.

TRANSLATION

Article 44

(Language)

This Agreement has been prepared and signed in the Portuguese language which shall be the only valid official version for the purpose of establishing the rights and obligations of the Parties.

Article 45

(Offices and service of notice)

1.	Sonangol and Operator shall maintain offices in Luanda, Republic of Angola, where communications and notices foreseen in this Agreement must be validly served.
2.	Sonangol's office for the purpose of serving notices is:

Rua do 1º Congresso do MPLA

No. 8 – 4th Floor

Luanda

República de Angola

Telex:  3148 and 3260

Fax:  244-2 391782

3.	Operator's office for the purpose of serving notices is:

Rua _______, No _____

Luanda

Republic of Angola

Telex:  _______

Fax: ______

4.	Sonangol and Contractor Group shall communicate to each other in writing and with reasonable notice any change of their offices referred to in the preceding paragraphs, if such occurs.

Article 46

(Captions and headings)

Captions and headings are included in this Agreement for the sole purpose of systematization and shall have no interpretative value.

Article 47

(Effectiveness)

This Agreement shall come into effect on the Effective Date.

IN WITNESS WHEREOF, the Parties hereto have signed this Agreement in the Portuguese language in Luanda, this 1st day of November of 2006.

TRANSLATION

Sociedade Nacional de Combustíveis de Angola  - Empresa Pública (Sonangol, E.P.)

Represented by:
Its: Chairman of the Board

Vaalco Angola (kwanza), Inc.

Represented by:
Its:

Sonangol Pesquisa e Produção, SA

Represented by:
Its: Chairman of the Board

InterOil Exploration & Production ASA

Represented by:
Its: Chairman of the Board